EXHIBIT 10.1

JOINT VENTURE AGREEMENT

THIS JOINT VENTURE AGREEMENT (the “Agreement”) is made as of the 10th day of October, 2013, by and between FRAC WATER SYSTEMS, INC., a company organized under the laws of the State of Nevada (“FWSI”), and PRODUCED WATER SOLUTIONS, INC., a company organized under the laws of the State of Colorado (“PWS”) (FWSI and PWS may hereinafter sometimes be referred to singularly as a “Party” or collectively as the “Parties”).

INTRODUCTION

WHEREAS, FWSI intends to engage in the business of providing economically and environmentally sound solutions for the treatment and recycling of wastewater resulting principally from oil and gas exploration and production activities (the “Business”); and

WHEREAS, PWS is presently engaged in the Business and has expertise in the Business; and

WHEREAS, FWSI and PWS desire to create a strategic relationship with each other and for that purpose PWS has presented FWSI with three (3) prospective “shovel ready” Business projects which are listed  in Schedule A attached hereto (each, a “PWS Project”) and FWSI may independently locate “shovel ready” Business projects (each, a “FWSI Project”); and

WHEREAS, FWSI desires to have PWS perform consulting services as specified herein with respect to the PWS Projects, and PWS is willing to perform such consulting services for FWSI under the terms of this agreement; and

WHEREAS, FWSI is under no obligation to accept more than one (1) of the PWS Projects, or to engage PWS to provide consulting services on FWSI Projects; and

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, FWSI and PWS hereby agree as follows:

ARTICLE I

PRESENTATION AND ACCEPTANCE OF PROJECTS

Section 1.1          PWS Projects.  During the term of this Agreement, PWS shall present FWSI with PWS Projects for FWSI’s consideration, as follows:

(a)          PWS Projects.  The three (3) initial PWS Projects are set forth on Schedule A annexed hereto (each, a “PWS Project”).  Each of the PWS Projects is a Frac Water Depot (FWD project) and each is further described on the FWD project descriptions set forth on Schedule B annexed hereto. PWS hereby grants to FWSI a right of first refusal to the PWS Projects, subject to the terms and conditions hereof.  Upon execution of this Agreement, FWSI shall be deemed to have exercised its right of first refusal as to one (1) of the PWS Projects (the “Guaranteed Project”).  FWSI has no obligation to accept more than one (1) of the PWS Projects, and shall have up to sixty (60) days following the date hereof to determine which of the PWS Projects to accept as the Guaranteed Project under this Agreement.  During such sixty (60)) day period, FWSI shall perform, with the assistance of PWS, legal, technical and financial due diligence with respect to the PWS Projects.  On or before the sixtieth (60th) day after the date hereof, FWSI shall deliver to PWS written notice of which PWS Project it has designated as the Guaranteed Project. In the event it fails to do so, the Evans, Weld County, CO project listed on Schedule A shall be deemed to be the Guaranteed Project. As part of the diligence process respecting each PWS Project, PWS shall provide FWSI with a description of customer commitments required to meet financial pro-formas.

At any time prior to December 31, 2013, FWSI may accept either, or both, of the other PWS Projects.  If FWSI desires to accept either, or both, of the other PWS Projects, FWSI shall deliver to PWS written notice thereof.  If PWS does not receive a written notice on or prior to December 31, 2013, or receives written notice with respect to one, but not both of the other PWS Projects on or prior to December 31, 2013, PWS shall be free to offer the unaccepted PWS Project(s) to third parties or to pursue such PWS Project(s) itself.

(b)           Additional PWS Projects.  During the term of this Agreement, PWS may in its sole discretion present FWSI with additional projects (each, an “Additional PWS Project”) for FWSI’s consideration by delivering to FWSI, in each case, a project description including a 24 month budget, projected project economics, a list of required equipment and the estimated cost thereof, a description of customer commitments required to meet financial pro-formas, and an operating plan. Until the earlier of December 31, 2013, or the acceptance by FWSI of three (3) projects presented by PWS (including either PWS Projects or Additional PWS Projects), FSWI may acquire an interest in any Additional PWS Project presented by PWS under the same terms and conditions as specified herein for acquisition of PWS Projects other than the Guaranteed Project.  After the earlier of December 31, 2013 or the acceptance by FWSI of three (3) projects presented by PWS, whether they be PWS Projects or a combination of PWS Projects and Additional PWS Projects, the terms and conditions under which FWSI may engage PWS to provide consultation and assistance on Additional PWS Projects shall be negotiated by the Parties on a case by case basis.

(c)           Accepted PWS Projects.  For the avoidance of doubt, FWSI may accept or reject any PWS Project or Additional PWS Project presented by PWS for any reason, or no reason, in its sole discretion; provided, however, that FWSI has agreed to accept and undertake at least one (1) of the PWS Projects.  Likewise, PWS shall have the right, in its sole discretion, for any reason or no reason, to determine which, if any, additional projects to present to FWSI as Additional PWS Projects under the terms of the Agreement, and, after an aggregate of three (3) projects presented by PWS have been accepted by FWSI, to determine, in its sole discretion, the terms and conditions under which it will present any additional projects to FWSI as an Additional PWS Project.  Any PWS Project or Additional PWS Project accepted by FWSI pursuant to the terms hereof shall be referred to as an “Accepted PWS Project”.  With respect to Accepted PWS Projects:

(i)           Promptly after delivery of written notice of acceptance of and Accepted PWS Projects to PWS by FWSI, the Parties shall execute any other documents, or take any other reasonable actions necessary to effectuate the transfer and commencement of such Accepted PWS Project.

(ii)           All Accepted PWS Projects, at the point of written acceptance by FWSI, shall have all required contracts, leases, permits, licenses, waivers, authorizations, consents, assignments and approvals necessary for the commencement of the project shall have been obtained.

(iii)          PWS shall assist FWSI in the creation of a project plan for each Accepted PWS Project, which shall include projections and a proposed budget. The project plan approved by FWSI’s board of directors for any Accepted PWS Project shall be an “Approved Project Plan.”  There shall be no material modifications to or deviations from the Approved Project Plan without approval of FWSI’s board of directors; any such approved modifications or deviations shall thereafter be part of the Accepted PWS Project’s Approved Project Plan.

(iv)         FWSI shall engage PWS as a consultant to provide Services (as defined below) for Accepted PWS Projects in accordance with Article II below.

(d)           FWSI Projects.  FWSI may independently locate Projects and may, but has no obligation to, engage PWS to provide consulting services for FWSI Projects in FWSI’s sole discretion.  The terms of any such engagement shall be negotiated by the Parties on a case by case basis.

ARTICLE II

CONSULTING SERVICES

Section 2.1          Services.  PWS hereby agrees to provide consulting services to FWSI in connection with all aspects of the Accepted PWS Projects, which consulting services shall include designation of a PWS project manager (the “Project Manager”) for each Accepted PWS Project. The Project Manager designated by PWS for each Accepted PWS Project shall, in the reasonable determination of PWS, be qualified and have the expertise required to fulfill the obligations of PWS under the terms of this Agreement.  The services to be performed by PWS for each Accepted PWS Project, including, but not limited to, services performed by the designated Project Manager, shall include direct oversight needed to undertake and complete the Accepted PWS Projects on terms reasonably consistent with projected budgetary, equipment and other guidelines set forth on Schedule B. The services include the following:

(a)          Project budget preparation and management;

(b)          Equipment pricing, specification and sourcing;

(c)          Sub-contractor identification and management;

(d)          Preparation of an operating plan;

(e)          System implementation and functional testing; and

(f)           Operational oversight

For purposes of this Agreement, “Services” shall include all services provided by PWS under the terms of this Agreement, including, but not limited to, designation by PWS of a Project Manager for each Accepted PWS Project. PWS shall be responsible for the payment of all compensation payable to the Project Manager in connection with the Services.

PWS agrees to:

(a)           accept assignments regarding the Services only from the Chairman or CEO of FWSI or from individuals designated by the Chairman or CEO of FWSI;

(b)          report only to the Chairman or CEO of FWSI or his or her designees; and

PWS agrees to perform the Services with the standard of care, skill and diligence of an experienced consultant with experience in performing the Services.

Section 2.2           Independent Contractor.  FWSI and PWS expressly acknowledge and agree that PWS is an independent contractor to FWSI, and this Agreement does not create, and will not be deemed to create, a partnership, agency, employer-employee or master-servant relationship between the Parties.  PWS acknowledges that PWS is not entitled to workers compensation or any other benefit or insurance protection provided by FWSI or its affiliates to their employees.  PWS will make all filings with local, state and federal taxing authorities required of it and make all payments required by such taxing authorities, including income tax and social security tax payments, required on the payments made to PWS by FWSI hereunder.  If FWSI determines that taxes should be withheld, FWSI reserves the right to withhold, as appropriate, and will give prior written notification of such decision to PWS.

ARTICLE III

PAYMENTS TO PWS

Section 3.1           Monthly Project Cash Fees.  FWSI shall pay PWS for Services performed pursuant to Section 2.1 above, which shall include the Services of the Project Manager, at a rate of $10,000 per month for the Guaranteed Project.  The initial monthly project cash fee payment for the Guaranteed Project shall be due and payable on or before October 14, 2013, and subsequent monthly payments shall be due and payable on or before the 15th of each month thereafter through the term of this Agreement. In the event FWSI elects to accept two additional projects, FWSI shall pay PWS for Services performed pursuant to Section 2.1 above, which shall include the Services of the Project Manager, at a rate of $5,000 per month for each of such Accepted Projects. At such time, if ever, that a combination of three (3) PWS Projects  (including the Guaranteed Project) and Additional PWS Projects have been accepted, the monthly cash fees due and payable by FWSI for any PWS Project or Additional PWS Project it thereafter accepts, shall be negotiated and agreed upon by the parties on a case by case basis.

Section 3.2           Bonus Payments.  FWSI shall pay PWS a cash bonus of $50,000 for the Guaranteed Project and for each of the other PWS Projects and Additional PWS Projects accepted by FWSI up to a maximum of three (3) projects (including the Guaranteed Project). The cash bonus due and payable with respect to the Guaranteed Project shall be due and payable in full on or before October 15, 2013. At such time, if ever, that a combination of three (3) PWS Projects (including the Guaranteed Project) and Additional PWS Projects have been accepted, the cash bonus, payable by FWSI with respect to any PWS Projects or Additional PWS Projects thereafter accepted by FWSI, shall be negotiated and agreed upon by the parties on a case by case basis.

Section 3.3          Stock Options.  FWSI shall issue 250,000 stock options to PWS for the Guaranteed Project and for each of the other PWS Projects accepted by FWSI. Until such time, if ever, that a combination of three (3) PWS Projects (including the Guaranteed Project) and Additional PWS Projects have been accepted, FWSI shall also issue 250,000 stock options to PWS for each of the PWS Projects and Additional PWS Projects accepted by FWSI. Each option shall have a term of ten (10) years, will vest twelve (12) months after the date of issuance, subject to Section 4.1 hereof, and will be exercisable at the fair market value for FWSI’s common stock on the date the options are granted, which shall be the date a PWS Project or Additional PWS Project, as the case may be, is accepted in writing by FWSI. As set forth in Section 4.1 hereof, upon a termination of this Agreement for Cause, all unvested stock options shall be cancelled. At such time, if ever, that a combination of three (3) PWS Projects (including the Guaranteed Project) and Additional PWS Projects have been accepted, the stock options, if any, to be granted to PWS for any PWS Project or Additional PWS Project thereafter accepted by FWSI shall be negotiated and agreed upon by the parties on a case by case basis.

Section 3.4           Net Income Payments.  FWSI shall pay PWS ten percent (10%) of the “Net Income” (as defined below) achieved by FWSI during the term of this Agreement from the Guaranteed Project and from each of the other PWS Projects and Additional PWS Projects accepted by FWSI up to a maximum of three (3) projects (including the Guaranteed Project). Such payments will be made quarterly as projects begin operation. As used herein, “Net Income” shall mean gross PWS Project or Additional PWS Project, as applicable, operating income less PWS Project or Additional PWS Project, as applicable, direct operating expenses on PWS Projects or Additional PWS Projects, as applicable, as set forth on FWSI’s financial statements included with FWSI’s periodic reports filed with the Securities and Exchange Commission. PWS shall have the right to review and comment on the calculation of “Net Income” for the PWS Project(s) and Additional PWS Project(s), as applicable, with respect to reasonableness and completeness.  PWS Project and Additional PWS Project operating expenses shall not include general FWSI overhead. After an aggregate of three (3) projects have been accepted by FWSI (including the Guaranteed Project), the amount of Net Income payments, if any, to be paid to PWS with respect to any PWS Project or Additional PWS Project thereafter accepted by FWSI shall be negotiated and agreed upon by the parties on a case by case basis.

Section 3.5           Expenses.  FWSI shall be solely responsible for payment of ordinary and necessary expenses incurred, or to be incurred, by PWS in conjunction with performance of Services by PWS under the terms of this Agreement; provided, however, that PWS shall obtain prior written approval from the Chairman or CEO of FWSI for any and all expense items which are in excess of $100. To the extent PWS directly incurs ordinary and necessary expense items which are less than $100 in amount, or as to which, solely with regard to expense items of $300 or less in amount, it is unable to reasonably request prior written approval from FWSI, FWSI shall reimburse PWS for the actual cost of such items.

Reimbursement of expenses shall be made ten (10) days following submission by PWS of an appropriate invoice for such expenses to FWSI.  Invoices will be submitted on a monthly basis on the last day of each month.  Invoices shall include a summary of the tasks to which PWS has devoted time and the number of hours spent and amount of expenses incurred on each task.  Invoices shall itemize expenses. Such expenses shall be substantiated by receipts for expenses amounting to more than $10.  Expenses shall be paid only in accordance with FWSI’s then effective policy (if any) covering the reimbursement of expenses of employees.

ARTICLE IV

TERM AND TERMINATION

Section 4.1           Term and Termination.  This Agreement (and FWSI’s obligation to make payments to PWS) shall be effective on the date first above written and terminate immediately on the earlier of (a) December 31, 2014, (b) upon PWS giving FWSI sixty (60) calendar days’ prior written notice of termination; (c) upon FWSI giving PWS thirty (30) calendar days prior written notice of termination, or (d) at any time, with no notice, upon which FWSI terminates this Agreement for “Cause”.  This Agreement may be renewed by the parties for periods subsequent to December 31, 2014 by mutual agreement of the parties on terms to be negotiated.

As used herein, “Cause” shall be deemed to occur if any of the following events take place: (a) if, in its sole discretion, FWSI determines that PWS has not complied with the terms and conditions of this Agreement; (b) any act or omission that constitutes in FWSI’s sole discretion a material breach by PWS of any of his obligations under this Agreement; (c) the willful and continued failure or refusal of PWS to satisfactorily perform the duties reasonably required of it under this Agreement; (d) PWS’s conviction of, or plea of nolo contendere to, (i) any felony or (ii) a crime involving dishonesty or moral turpitude or which could reflect negatively upon FWSI’s or otherwise impair or impede its operations; (e) PWS’s engaging in any misconduct, negligence, act of dishonesty (including, without limitation, theft or embezzlement), violence, threat of violence or any activity that could result in any violation of United States federal securities laws, in each case, that is injurious to FWSI or any of its subsidiaries or affiliates; (f) PWS’s material breach of a written policy of FWSI or the rules of any governmental or regulatory body applicable to FWSI; (g) PWS’s refusal to follow the directions of the Chairman or CEO of FWSI or from individuals designated by the Chairman or CEO of FWSI, unless such directions are, in the written opinion of legal counsel, illegal or in violation of applicable regulations; (h) any other willful misconduct by PWS which is materially injurious to the financial condition or business reputation of FWSI or any of its subsidiaries or affiliates, or (i) PWS’s breach of its obligations under Sections 5.1, 5.3 or 5.4 hereof. As used herein, reference to PWS includes reference to all PWS employees, consultants, agents, advisors, and officers and directors performing services with respect to PWS Projects and Additional PWS Projects as well as the Project Manager.

In the event this Agreement is terminated for Cause, FWSI shall have no obligation to make payments to PWS in accordance with the provisions of Article III hereof, except as otherwise required by law, for periods after this Agreement is terminated on account of the termination of PWS for Cause, except for PWS’s then applicable fees earned and accrued through the date of such termination. Further, if the Agreement is terminated for Cause, all unvested stock options shall be cancelled.

Notwithstanding any termination of this Agreement, the provisions of Sections 5.1 and 5.4 shall survive and continue.

ARTICLE V

WARANTIES, REPRESENTATION AND COVENANTS OF THE PARTIES

Section 5.1           Ownership and Confidentiality of Data and Work Product.  FWSI, its employees, officers, affiliates, agents and counsel, and third parties shall make information, data and documents available to PWS during the course of PWS providing the Services to FWSI (collectively, “Data”).  PWS agrees to treat all Data as proprietary to FWSI.  PWS agrees that FWSI shall have sole ownership and title to the Data, and to all, files, reports, price lists, customer lists, drawings, plans, sketches, keys, codes, software, photographs, recordings, documents, memoranda and other work products prepared, procured, produced, or worked on by PWS in the course of providing Services to FWSI with respect to the PWS Projects and any and all other projects (including but not limited to Additional PWS Projects),as to which PWS provides services to FWSI under the terms hereof (collectively, “Work Product”).  All Data and Work Product shall be accorded treatment by PWS as confidential and proprietary.  PWS agrees that (i) at any time, at FWSI’s request, and in any event on the date of termination of this Agreement by FWSI as provided herein, in sole consideration of the payments to be made pursuant to Article III above, PWS will assign and transfer, in a form acceptable to FWSI, all of its right, title and interest in and to any and all Work Product to FWSI or other entity selected by FWSI, and (ii) it will not assign or otherwise transfer any of its right, title or interest in and to the Work Product to any third party.  PWS represents and warrants that it has the capacity, power and authority to enter into this Agreement.  This Section 5.1 shall be effective for a period of one (1) year after the termination of this Agreement

Section 5.2           Acknowledgements.  PWS acknowledges and agrees that (a) FWSI, and any other entity designated by FWSI shall have the sole, exclusive right to use the Work Product for any purpose that, in its sole discretion, it elects, (b) FWSI shall at all times have the right, in its sole discretion and without consultation with PWS, to abandon any of the Accepted PWS Projects without further obligation or liability to PWS (except for payment of fees earned and reimbursement of reimbursable expenses incurred hereunder), (c) PWS hereby waives any and all rights it may have to make a claim against FWSI or any other joint development partner of FWSI, or any of their affiliates, directors, officers, employees, attorneys and agents for any special, indirect, consequential or punitive damages in connection with, arising out of, or in any way related to this Agreement, any of the Services or any act or omission or event occurring in connection therewith, (d) PWS hereby waives, releases and agrees not to sue upon any such claim for any such special, indirect, consequential or punitive damages, whether or not accrued and whether or not known or suspected to exist in its favor, (e) PWS agrees that during the term of this Agreement it shall not hold itself out as an employee of FWSI, and (f) PWS acknowledges and agrees that it is not authorized to, shall not, and shall not represent or imply that it has authority to, bind or obligate FWSI in any way nor, without express prior written authorization of the Chairman or CEO of FWSI or their designee, negotiate the terms or conditions of any agreement on behalf of FWSI, whether relating to the Services or otherwise.

Section 5.3           Conflicts.

PWS hereby covenants that it shall not enter into any contract which would be violated by the performance of the Services to be provided hereunder.

Section 5.4           Non-Solicitation.  During the term of, and for a period of one (1) year after the termination of, this Agreement, the Parties shall not:

(a)           In connection with or in relation to the PWS Projects, interfere with any relationship, contractual or otherwise, between the other Party or any of its affiliates and any other party, including, without limitation, any supplier, distributor, co-venturer or joint venturer of the other Party or any of its affiliates or seek to have such person discontinue or reduce its business with the other Party or any of its affiliates or otherwise interfere in any way with the business of the other Party or any of its affiliates; or

(b)           Take any action, including without limitation, the making of disparaging statements concerning the other Party or its officers, directors, shareholders, employees, agents, advisors and other representatives, that is reasonably likely to cause injury to the relationships between the other Party or any of its employees, customers, or clients.

Section 5.5           Right To Compete.   FWSI and PWS acknowledge and agree that they will be engaged in the same Business and outside of the Accepted PWS Projects may be in direct competition with each other.  FWSI and PWS further acknowledge and agree that this Agreement does not preclude them from competing with each other on any basis except with respect to the Accepted PWS Projects and as otherwise provided herein.  The Parties agree that they will not, during the term of this Agreement, take any action intended to direct the benefits of any such Accepted PWS Project, exclusive of those provided to the Parties hereunder, to themselves to the detriment of the other party.

ARTICLE VI

MISCELLANEOUS

Section 6.1           Severability.  If any of the provisions of this Agreement is held invalid or unenforceable, such invalidity or unenforceability shall not affect the other provisions hereof which can be given effect without the invalid provision, and to this end the provisions of this Agreement are intended to be and shall be deemed severable.

Section 6.2           Notices.  Any notices, consents, waivers or other communications required or permitted to be given under the terms hereof must be in writing and will be deemed to have been delivered:  (i) upon receipt, when delivered personally; or (ii) upon receipt, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); in each case properly addressed to the party to receive the same.  The addresses and facsimile numbers for such communications shall be:

If to FWSI:	c/o Gottbetter & Partners, LLP
488 Madison Avenue
New York, NY 10016
Attention: Adam S. Gottbetter, Esq.
Telephone: 212.400.6900
Facsimile: 212.400.6901

If to PWS:	Produced Water Solutions, Inc.
2425 W. I-25 Frontage Road
Erie, CO 80516
Attention: George A. Kast, CEO
Telephone: 303.215.9595
Facsimile: 303.215.0595

Section 6.3          Applicable Law; Jurisdiction.  THIS AGREEMENT IS MADE UNDER, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF COLORADOAPPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED SOLELY THEREIN, WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAW.  In any action between or among any of the parties arising out of this Agreement, (i) each of the parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the state and federal courts having jurisdiction over Clark County, Nevada; (ii) if any such action is commenced in a state court, then, subject to applicable law, no party shall object to the removal of such action to any federal court having jurisdiction over Clark County, Nevada; (iii) each of the parties irrevocably waives the right to trial by jury; and (iv) each of the parties irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepared, to the address at which such party is to receive notice in accordance with this Agreement.

Section 6.4           Counterparts.  This Agreement and any amendment hereto maybe executed in any number of counterparts any one of which, or a copy of any one of which, shall be admissible into evidence, and all of which shall constitute one and the same agreement. Facsimile signatures shall be acceptable and shall have the same effect as original signature.

Section 6.5           Further Assurances.  The parties agree to execute and deliver or cause to be executed and delivered such additional instruments, certificates or documents and take such actions as either party may reasonably request for the purpose of more fully giving effect to the terms hereof.

Section 6.6           No Strict Construction.  The Parties hereto have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

Section 6.7           Amendment. This Agreement can be amended only by a written instrument signed by both parties.

Section 6.8          Entire Agreement.  This Agreement constitutes the entire agreement of the Parties with respect to the subject matter hereof and supersedes all prior agreements, whether oral or written between the parties hereto regarding the subject matter hereof.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned have duly executed this Agreement the day and year first above written.

FRAC WATER SYSTEMS, INC.

By:	/s/ Nadine Smith
Name:	Nadine Smith
Title:	Chief Executive Officer

PRODUCED WATER SOLUTIONS, INC.

By:	/s/ George Kast
Name:	George Kast
Title:	Chief Executive Officer